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                                                                      EXHIBIT 16


                       [KPMG PEAT MARWICK LLP LETTERHEAD]


December 17, 1996

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Zycon Corporation (the Company) and, under the date of January 19, 1996, we reported on the consolidated financial statements of Zycon Corporation and subsidiary as of and for the years ended December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995. On December 6, 1996, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated December 6, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that (i) on December 4, 1996, the Company entered into a definitive Agreement and Plan of Merger with Hadco Corporation and Hadco Acquisition Corporation, pursuant to which Hadco Acquisition Corporation has agreed to acquire the Company; (ii) our dismissal was made at Hadco Acquisition Corporation's request; (iii) on December 12, 1996, the Company's Audit Committee of the Board of Directors ratified our dismissal; (iv) on December 12, 1996, Arthur Andersen LLP was engaged by the Company as the principal accountant to audit the Company's consolidated financial statements; and (v) during the Company's two most recent fiscal years and the subsequent interim period prior to engaging Arthur Andersen LLP, neither the Company, nor anyone on its behalf, consulted Arthur Andersen LLP regarding (1) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and either a written report was provided to the Company or oral advice was provided that Arthur Andersen LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was the subject of a disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, or a reportable event as defined in Item 304(a)(2) of Regulation S-K.

Very truly yours,

KPMG Peat Marwick LLP


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